Free Writing Prospectus

Filed Pursuant to Rule 433

Dated February 9, 2017

Registration Statement No. 333-207639-03

**PX DETAILS**	$419+mm California Republic Auto Receivables Trust (CRART) 2017-1

JOINT BOOKRUNNERS:	Credit Suisse(str), JP Morgan

CLS	$ISSUED	$OFFERED	WAL	S&P	DBRS	BNCH	SPRD	YLD%	CPN%	$PRICE
A-1	69.300	65.835	0.28	A-1+	R-1(H)	IntL		0.900	0.90	100.00000
A-2	110.000	104.500	1.00	AAA	AAA	EDSF	+33	1.564	1.55	99.99115
A-3	100.000	95.000	2.00	AAA	AAA	IntS	+43	1.917	1.90	99.98157
A-4	93.963	89.264	3.18	AAA	AAA	IntS	+60	2.300	2.28	99.97225
B	29.684	28.199	4.11	A	A	IntS	+110	2.936	2.91	99.96827
C	16.842	15.999	4.16	BBB	BBB	IntS	+195	3.792	3.76	99.99083

*Expected Settle:	02/16/17	*Format:	SEC-Registered
*First Pay Date:	03/15/17	*ERISA:	Yes
*Expected Ratings:	S&P/DBRS	*Min Denoms:	$1k by $1k
*Expected Pricing:	PRICED	*Ticker:	CRART 2017-1

*Roadshow:	www.dealroadshow.com	Passcode:	CRART_20171
*Intexnet:	csfcrart_2017-1_pricing	Passcode:	JKYV

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.